UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2019

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
(Exact name of registrant as specified in its charter)

Israel	001-16174	00-0000000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Basel Street
P.O. Box 3190
Petach Tikva 4951033, Israel
(Address of Principal Executive Offices, including Zip Code)

+972-3-914-8171
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one Ordinary Share	TEVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 2, 2019, Teva Pharmaceutical Industries Ltd. announced in a press release the following changes to its Executive Management Team:

(b)            Retirement of Dr. Carlo de Notaristefani

Dr. Carlo de Notaristefani, Executive Vice President, Global Operations, will retire from the Teva Group. Dr. de Notaristefani will step down from his role effective immediately and will remain with the Teva Group until officially retiring at the end of the second quarter of 2020 to ensure an orderly transition. The parties will memorialize the terms of this transition in a separation and release agreement that provides Dr. de Notaristefani with certain severance payments and benefits afforded to him in the event of an involuntary termination of employment by the Company without cause, as set forth within the Amended and Restated Employment Agreement, dated as of February 7, 2018, between Teva Pharmaceuticals USA, Inc. and Dr. de Notaristefani, previously filed as an exhibit to the Company’s Form 10-K.

(c)            Appointment of Mr. Eric Drapé as Executive Vice President, Global Operations

Mr. Eric Drapé has been appointed Executive Vice President, Global Operations and a member of Teva Executive Management, effective immediately. Mr. Drapé will be relocating to Israel and will be based out of Teva’s Headquarters.

Mr. Drapé, age 58, joined Teva in 2014 and served in various senior management positions, including as Executive Vice President and Chief Quality Officer of the Teva Group (2015-present), head of Teva's Biologics Operations (2014-2017), and Senior Vice President, Technical Operations Steriles, Respiratory and Biologics (2014-2015). Prior to joining Teva, Mr. Drapé served as Executive Vice President, Technical Operations of Ipsen Group, where he oversaw all aspects of manufacturing operations and supply chain for synthetic peptides as well as primary care and biologic products, and served in several senior leadership roles at Novo Nordisk. Mr. Drapé holds a Doctor of Pharmacy and DESS in Analytical Chemistry from the University of Paris XI in France and an Executive MBA from Scandinavian International Management Institute in Denmark.

Mr. Drapé will serve as Executive Vice President, Global Operations of the Teva Group with an initial base salary of $700,000 (converted to local currency), eligibility to be considered for an annual cash incentive with a target amount equal to 100% of Mr. Drapé’s annual base salary and for equity-based awards under the Company’s equity compensation plan . Mr. Drapé is eligible to participate in employee benefit plans, including medical, pension and other programs. In conjunction with Mr. Drapé relocation to Israel, he will be entitled to relocation benefits in accordance with the terms of Teva’s relocation policy, including housing and other relocation benefits.

Upon termination by Teva except for cases of gross or willful misconduct of Mr. Drapé, Mr. Drapé would be entitled to receive cash severance which equals to the product of fifteen times his monthly base salary. Mr. Drapé would also be entitled to receive an indemnity, in compensation of his undertaking not to compete with the Company for six months following termination, paid on a monthly basis during these six months for a total amount which equals to three times his monthly base salary. In the event that his employment is terminated by the employer, except for cases of gross or willful misconduct of Mr. Drapé, within one year following certain change of control transactions and as a result thereof, Mr. Drapé would be entitled to an additional lump sum cash payment of $1.5 million.

Mr. Drapé does not have any family relationships with any of the Company’s directors or executive officers and is not party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Date: October 2, 2019	By:	/s/ Mark Sabag

		Name:	Mark Sabag
		Title:	Executive Vice President,
Global Human Resources